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                                                                 EXHIBIT 99.1

FOR MORE INFORMATION PLEASE CONTACT:

Joel Hatlen                          Margaret Liddiard
Vice President/CFO                   Corporate Communications Manager
Data I/O Corporation                 Data I/O Corporation
425/881-6444                         425/867-6884
                                     liddiam@data-io.com


DATA I/O REPLACES EXPIRING SHAREHOLDER RIGHTS PLAN

REDMOND, WA --March 12, 1998. The Board of Directors of Data I/O Corporation (Nasdaq: DAIO) has adopted a new Shareholder Rights Plan which will replace its existing Shareholder Rights Plan when it expires on April 4, 1998. The new plan will go into effect simultaneously with the expiration of the existing plan. Like the existing plan, the new Rights Plan will assist Data I/O's shareholders in realizing fair value and equal treatment in the event of any attempted takeover of the Company and protect the Company and its shareholders against coercive takeover tactics.

The Company noted that its new Shareholder Rights Plan reflects modern developments in shareholder rights plans though remains similar to its prior plan and to those adopted by many other companies and is not in response to any known effort to acquire control of the Company.

Under the new Shareholder Rights Plan, a dividend of one Share Purchase Right is being declared for each share of Common Stock outstanding at the close of business on April 4, 1998. These new Rights will replace the currently outstanding Rights upon their expiration. No separate certificates evidencing the Rights will be issued unless and until they become exercisable.


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DATA I/O REPLACES EXPIRING SHAREHOLDER RIGHTS PLAN
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The new Rights generally will not be exercisable until a person or group acquires 15% or more of the Common Stock of the Company. In that event, each new Right will entitle the holder, other than the acquirer, to buy Common Stock with a market value of twice the new Right's then current exercise price (the intial exercise price is $30, subject to adjustment).

In addition, if the new Rights were triggered by such a non-approved acquisition and the Company were thereafter to be acquired in a merger in which all shareholders were not treated alike, shareholders with unexercised Rights would be entitled to purchase common stock of the acquirer with a value of twice the exercise price of the new Rights.

The Company's Board of Directors may redeem the new Rights for a nominal amount at any time prior to an event that causes the Rights to become exercisable. The new Rights will expire on April 4, 2008.

ABOUT DATA I/O

The market leader for more than 25 years, Data I/O Corporation is the world leader in device programming and handling solutions, providing the most comprehensive product offering from design through manufacturing of programmable integrated circuits. It is the first and only device programming systems supplier to receive ISO 9001 certification. The company, which is publicly traded (NASDAQ: DAIO), is headquartered in Redmond, Wash., and has sales and service offices worldwide. The company's worldwide web address is http://www.data-io.com.

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